Exhibit 3.3

Certificate

of

Amendment

to

Amended and Restated Articles of Incorporation

of

DCP Holding Company

The following amendment to the Amended and Restated Articles of Incorporation of DCP Holding Company (the “Corporation”), adopted in accordance with Article FOURTH, Section B.1. of the Amended and Restated Articles of Incorporation, was adopted by the Board of Directors on July 14, 2010, at a meeting of the Board of Directors on that date pursuant to the authority of Section 1701.70(B) and 1701.73(A) and (C) of the Ohio Revised Code.

RESOLVED, that, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors of the Corporation duly adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation; and

FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be, and hereby are, amended by adding at the end of Section B of Article FOURTH a new subsection 7 that reads as follows:

7. THE REDEEMABLE INSTITUTIONAL PREFERRED SHARES – 2010 (A) SERIES

The Redeemable Institutional Preferred Shares shall have the following express terms:

(a) DESIGNATION, AMOUNT AND SERIES. Of the 100,000 authorized Preferred Shares, 300 are designated as the “Redeemable Institutional Preferred Shares – 2010 (A) Series” (the “Redeemable Institutional Preferred Shares”). The Redeemable Institutional Preferred Shares have the express terms set forth in this Section B of Article FOURTH as being applicable to all Preferred Shares as a class and, in addition, the following express terms. All series of Redeemable Institutional Preferred Shares will rank pari passu in all rights and preferences and be treated as a single class of shares except as otherwise provided herein or may be required by law.

(b) REDEEMABLE INSTITUTIONAL PREFERRED SHARES – 2010 (A) OWNERS. Only “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (“Redeemable Institutional Preferred Eligible Owners”).

(c) CONSIDERATION FOR ISSUANCE. The per share purchase price for the Redeemable Institutional Preferred Shares will be $1,000 (the “Issue Price”).

(d) DIVIDENDS AND DISTRIBUTIONS. The annual dividend payable on each Redeemable Institutional Preferred Share shall be (i) in respect of the dividend payable in 2011, 5% of the per share Issue Price, prorated based on the number of days which the Redeemable Institutional Preferred Share was outstanding in 2010; and (ii) in respect of the dividends payable in 2012 (for 2011) and all years thereafter, 5% of the book value of a Redeemable Institutional Preferred Share on December 31 of the preceding year, prorated based on the number of days which the Redeemable Institutional Preferred Share was outstanding in the preceding year. Dividends, once declared by the Company’s Board of Directors, shall be payable annually on or before January 31 of the following calendar year to each holder of a Redeemable Institutional Preferred Share who was a record holder of such share on the prior December 31st. If not paid the dividend on each Redeemable Institutional Preferred Share shall cumulate and compound annually. Any unpaid accrued dividend amounts shall be payable upon a liquidation or redemption and such payment shall have priority over any payments or distributions to the holders of the Common Shares. In the event that a Redeemable Institutional Preferred Share is not outstanding for the entire year, the dividend shall be proportionately reduced based on the number of days in the year the Redeemable Institutional Preferred Share was outstanding.

(e) VOTING RIGHTS.

(i) Except as provided in subsection (ii) or as required by law the Redeemable Institutional Preferred Shares shall have no voting rights.

(ii) So long as any Redeemable Institutional Preferred Shares are outstanding, the Corporation may not, without the consent of the holders of at least two-thirds of the Redeemable Institutional Preferred Shares, by amendment, merger, consolidation or otherwise purchase or redeem or pay any dividend on any capital stock of the Corporation prior to the Redeemable Institutional Preferred Shares, other than (A) Common Shares repurchased from former directors or employees in connection with the cessation of their services or employment at a price not greater than book value as of the month-end immediately preceding their termination date or (B) shares repurchased pursuant to the Corporation’s Amended and Restated Code of Regulations

(f) RESTRICTIONS ON TRANSFER OF REDEEMABLE INSTITUTIONAL PREFERRED SHARES.

(i) No transfers. Except as specifically provided in this subsection (f), no legal or beneficial holder of Redeemable Institutional Preferred Shares may transfer, gift, sell or assign any Redeemable Institutional Preferred Share or interests therein, legal or equitable, whether now owned or hereafter acquired, or authorize, permit or suffer any such transfer, gift, sale or assignment. Any attempted transfer, gift, sale or assignment of Redeemable Institutional Preferred Shares or any interest therein not in compliance with this subsection (f) will be null and void ab initio as against the Corporation and all other persons, including but not limited to the transferor and transferee. Without limiting the generality of the foregoing, no transfer, gift, sale or assignment will be permitted or recognized, even if permitted by any other provision of this subsection (f), unless each of the following conditions is satisfied in the judgment of, or waived in writing by, the Board of Directors in its discretion: (A) the transferor complies with all of the applicable provisions of this subsection (f); (B) the transferor and transferee each execute, acknowledge and deliver to the Corporation such instruments of transfer, assignment and assumption with respect to such transfer and such other instruments, acknowledgements and documents as may be reasonably deemed necessary by, and in form and substance reasonably satisfactory to, the Corporation to establish or evidence compliance with the provisions of this subsection (f); (C) the Corporation shall have received, at the expense of the parties to the transfer, an opinion of counsel of the Corporation (or other counsel acceptable to counsel of the Corporation) to the effect that such transfer is exempt from registration under the Securities Act of 1933, as amended, and is in compliance with all applicable federal and state securities laws and regulations; provided, however, the Board of Directors, in its sole discretion, may waive such opinion requirement; and (D) the transfer does not cause any breach or violation of, cause an event of default under, or result in acceleration of maturity of any indebtedness or other obligations under, any contract, note, mortgage, loan or other instrument or document to which the Corporation or any of its subsidiaries is a party or by which any of its or their assets or properties is bound.

(ii) Permitted Transfers to Certain Purchasers and Corporation’s Right of First Refusal. If a holder of Redeemable Institutional Preferred Shares desires to accept a bona fide offer from a Redeemable Institutional Preferred Eligible Owner for the purchase of all (but not less than all) of the Redeemable Institutional Preferred Shares owned by such holder (the “Offered Shares”), such holder shall promptly deliver to the Corporation a written offer (the “Offer”) to sell the Offered Shares to the Corporation on terms and conditions not less favorable to the Corporation than those under which such holder proposes to transfer the Offered Shares to the proposed transferee. The Offer shall disclose the identity of the proposed transferee, the agreed terms of the proposed transfer (including a date certain on which the transfer will be abandoned and terminated if not then consummated) and any other material facts relating to the proposed transfer and proof that the proposed transferee is a Redeemable Institutional Preferred Eligible Owner. Within 10 days after receipt of the Offer, the Corporation may give written notice to such holder of the Corporation’s intent to purchase all of the Offered Shares within 10 days on substantially the same terms and conditions as set forth in the Offer. If the Corporation does not exercise its purchase right under this subsection (f)(ii), upon the approval of the Board of Directors, which shall not be unreasonably withheld so long as the proposed transferee is a Redeemable Institutional Preferred Eligible Owner and the requirements for transfer set forth in subsection (i) above are satisfied or waived by the Board of Directors, the transferor may thereafter transfer all (but not less than all) of the Offered Shares to the transferee identified in the Offer upon the terms and conditions specified in the Offer; provided that transfer or sale must be consummated or abandoned and terminated by a date certain set forth in the Offer, but in any event not later than 10 days after the Board of Directors approves such transfer.

(g) PUT AND CALL RIGHTS.

(i) The holders of Redeemable Institutional Preferred Shares shall have the right, exercisable upon written notice to the Corporation (the “Put Notice”), to require the Corporation to redeem from such holder all or any portion of the Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(ii) The Company shall have the right (the “Call”), exercisable upon written notice to a holder of Redeemable Institutional Preferred Shares (the “Call Notice”), to redeem from such holder all or any portion of the Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(iii) Within 180 days after the Company’s receipt of a Put Notice or a holder’s receipt of a Call Notice, as the case may be, and, in the case of the exercise by the Company of the Call, no earlier than 30 days after a holder’s receipt of a Call Notice, the Company shall redeem and repurchase from the holder, and such holder shall sell and deliver to the Company, the number of Redeemable Institutional Preferred Shares specified in the Put Notice or the Call Notice, as the case may be, and the Company shall pay the Put Price or the Call Price, as the case may be, to such holder. At the closing (the “Closing”) of the redemption and sale of the Redeemable Institutional Preferred Shares pursuant to this subsection (g), the selling holder of the Redeemable Institutional Preferred Shares shall deliver to the Company such instruments and documents as shall be necessary or appropriate to transfer the Redeemable Institutional Preferred Shares being sold by such holder to the Company, and the Company shall redeem and accept such Redeemable Institutional Preferred Shares and shall pay the Put Price or the Call Price, as the case may be, to such holder by wire transfer of immediately available funds to the account of such holder provided in writing by such holder to the Company. At the Closing, the selling holder of Redeemable Institutional Preferred Shares shall provide the Company with a certificate, executed on behalf of such holder by an authorized officer thereof, to the effect that such holder has good and valid title to the Redeemable Institutional Preferred Shares being sold, free and clear of all liens, other than restrictions on transfer pursuant to these Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Code of Regulations.

(iv) For purposes of this subsection (g) and, in the case of subsection (D) below, also for purposes of subsection (h):

(A) The “Put Price” for each Redeemable Institutional Preferred Share being redeemed by the Company shall be (1) in the event that the Calculation Date (as defined below) is prior to January 31, 2015 (the “Price Adjustment Date”), an amount equal to (i) 90% of the Adjusted Book Value per Redeemable Institutional Preferred Share (as defined below), plus (ii) all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share or (2) in the event that the Calculation Date is after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share.

(B) The “Call Price” for each Redeemable Institutional Preferred Share being redeemed by the Company shall be (1) in the event that the Calculation Date is prior to the Price Adjustment Date, an amount equal to 110% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share or (2) in the event that the Calculation Date is after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share.

(C) The “Calculation Date” shall be the last day of the month immediately preceding the date of the Company’s receipt of a Put Notice or the date of a holder’s receipt of a Call Notice, as the case may be.

(D) The “Adjusted Book Value per Redeemable Institutional Preferred Share” shall be an amount determined in accordance with Generally Accepted Accounting Principles and the following:

(1) At of the end of each month after July 1, 2010, 2010, the book value of the Company’s Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares shall be adjusted as follows:

first, net earnings or net losses of the Company (constituting net income or loss plus other comprehensive income or loss) for the completed monthly period will be reduced by the amount of the dividend payable on the Redeemable Institutional Preferred Share; and

thereafter, the net earnings or net losses of the Company from the completed monthly period, as adjusted pursuant to the immediately preceding paragraph, will be allocated among the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares based upon their respective and relative percentages of the total equity of the Company, based upon 50% of the aggregate book value of the Redeemable Institutional Preferred Shares, 100% of the aggregate book value of the Provider Preferred Shares, and based on a percentage of the aggregate book value of other Preferred Shares to be determined subject to the terms of any series of Preferred Shares as may be fixed by the Board of Directors, and 100% of the aggregate book value of the Common Shares, in each case as of the month end date immediately preceding the monthly period in question.

(2) After the allocation of net earnings or net losses to the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares pursuant to subsection (D)(1) above, the aggregate book value of the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares will be adjusted for any purchases or redemptions thereof during the monthly period.

(3) The adjusted aggregate book values of the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares pursuant to this subsection (D) will be used as the basis of the allocation of the net earnings or net losses of the Company in the following monthly period.

(h) LIQUIDATION, DISSOLUTION OR WINDING UP. Notwithstanding Section B.4(b) of this Article FOURTH, in the event of any liquidation, dissolution or winding up of the Corporation, any merger or consolidation involving the Corporation (other than one in which shareholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), or any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, the holders of the Redeemable Institutional Preferred Shares shall be entitled to payment of 100% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share, and such payment shall be equal to the rights to any payments to the holders of Provider Preferred Shares and shall be senior to any right of payment to the holders of Common Shares and the Common Shares shall rank junior to the Redeemable Institutional Preferred Shares.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of July 19, 2010.

/s/ Fred J. Bronson, DDS
Fred Bronson, DDS
Secretary